Exhibit 99.1

     American States Water Company Presents at the Wall Street Transcript's
                  'Profiting in the Water Industry Conference'


     SAN DIMAS, Calif.--(BUSINESS WIRE)--June 6, 2006--American States Water Company (NYSE:AWR) announces that Floyd E. Wicks, President and Chief Executive Officer, will be making a presentation on behalf of the Company at The Wall Street Transcript Investor Forum, "Profiting in the Water Industry Conference" on Thursday, June 8, 2006, at 2:05 p.m. Eastern Time. This event will be held at the Harvard Club at 35 West 44th Street, New York, NY. After his presentation, he and Robert J. Sprowls, Senior Vice President and Chief Financial Officer of American States Water Company, will be available to meet with current and prospective investors at the conference.

     Individuals who wish to access a live web cast of the presentation should log onto the www.aswater.com web site and click on the web cast link. The web cast will also be archived and available on the web site.

     American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 253,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.


     CONTACT: American States Water Company
              Robert J. Sprowls, 909-394-3600, ext. 647